As filed with the Securities and Exchange Commission on March 6, 2026

Registration No. 333-262250
Registration No. 333-263745
Registration No. 333-270151
Registration No. 333-289015
Registration No. 333-279118
Registration No. 333-257989
Registration No. 333-251657

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-3 Registration Statement File No. 333-262250
Form S-3 Registration Statement File No. 333-263745
Form S-3 Registration Statement File No. 333-270151
Form S-3 Registration Statement File No. 333-289015

Post-Effective Amendment No. 3 to
Form S-3 Registration Statement File No. 333-279118

Post-Effective Amendment No. 2 to
Form S-1 on Form S-3 Registration Statement File No. 333-257989

Post-Effective Amendment No. 4 to
Form S-1 on Form S-3 Registration Statement File No. 333-251657
Under
The Securities Act of 1933

Luminar Technologies, Inc.
(Exact name of the registrant as specified in its charter)

Delaware	83-1804317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

151 Gibraltar Court
Sunnyvale, California 94089
(800) 532-2417
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul Ricci
151 Gibraltar Court
Sunnyvale, California 94089
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Weil, Gotshal & Manges LLP
767 5th Ave
New York, NY 10153
(212) 310-8000

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister the unsold securities previously registered under these Registration Statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Luminar Technologies, Inc. a Delaware corporation (the “Registrant”), relate to the following Registration Statements on Form S-3 previously filed by the Registrant (collectively, the “Registration Statements”) with the Securities and Exchange Commission (the “SEC”):

Registration No.	Date Originally Filed With the SEC	Number of Shares of Class A Common Stock Registered
333-251657	12/23/2020	Originally up to 181,247,830 shares of Class A common stock and up to 19,999,975 shares of Class A common stock issuable upon exercise of warrants, and up to 6,666,666 warrants*
333-257989	07/16/2021	Originally up to 941,940 shares of Class A common stock*
333-262250	01/20/2022	Originally up to 7,650,900 shares of Class A common stock offered and sold from time to time by selling stockholders*
333-263745	03/21/2022	Originally up to 3,000,000 shares of Class A common stock offered and sold from time to time by selling stockholders*
333-270151	03/01/2023	Originally up to 3,818,749 shares of Class A common stock offered and sold from time to time by selling stockholders*
333-279118	05/03/2024
•      Up to $209,000,000 shares of Class A common stock under the Registrant’s Equity Financing Program*
•      40,000 Shares of Series A Convertible Preferred Stock of the Registrant, up to 10,800 Shares of Series A Convertible Preferred Stock issuable as dividends, up to 64,141,414 shares of Class A common stock issuable upon conversion of Series A Convertible Preferred Stock, and 505,051 shares of Class A common stock issued as commitment shares*
•     1,600,000 shares of Class A common stock issued in payment to affiliate*
•     Up to $100,000,000 of any combination of Registrant’s securities*

333-289015	07/29/2025	Up to $209,550,000 of Series A Convertible Preferred Stock of the Registrant, and shares of Class A common stock issuable upon conversion of such Series A Convertible Preferred Stock

* The number of shares of Class A common stock originally registered have not been adjusted to reflect the one-for-fifteen (1-for-15) reverse stock split that became effective on November 20, 2024.

In connection with filing for voluntary petitions for relief under chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware on December 15, 2025, the Registrant is terminating all offerings of its securities pursuant to existing registration statements under the Securities Act of 1933, including the Registration Statements.

Pursuant to the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing these Post-Effective Amendments to terminate the effectiveness of each Registration Statement and to deregister, as of the effectiveness of these Post-Effective Amendments, any and all shares of Class A common stock or other securities registered thereunder that remain unsold as of the effectiveness date. As a result of this deregistration and upon the effectiveness of these Post-Effective Amendments, no securities will remain registered pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on March 6, 2026.

LUMINAR TECHNOLOGIES, INC.

By: /s/ Alexander Fishkin
Name: Alexander Fishkin
Title: Chief Legal Officer

Note: No other person is required to sign these Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.